Exhibit 99.1

ASHFORD INC.

ASHFORD HOSPITALITY TRUST

Enhanced Return Funding Program Conference Call

June 27, 2018

9:00 a.m. CT

Introductory Comments — Joe Calabrese

Good morning everyone and welcome to today’s conference call to review yesterday’s press release announcing the new Enhanced Return Funding Program agreement between Ashford Inc. and Ashford Hospitality Trust along with Trust’s planned acquisition of the Hilton Alexandria Old Town. On the call today will be: Monty Bennett, Ashford Hospitality Trust’s Chairman and Ashford’s Chairman and Chief Executive Officer; Douglas Kessler, Ashford Hospitality Trust’s President and Chief Executive Officer; and Rob Hays, Ashford’s Co-President and Chief Strategy Officer. Notice of the accessibility of this conference call on a listen-only basis over the internet was distributed yesterday in press releases that have been covered by the financial media.

The companies have also published slides to be viewed in connection with today’s conference call that review the benefits of the program to both companies. These materials can be accessed by visiting either company’s websites at www.ashfordinc.com or at www.ahtreit.com and clicking on Investors.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in yesterday’s press releases, which were filed on Form 8-K with the SEC on June 26, 2018 and may also be accessed through both companies’ websites at www.ashfordinc.com and at www.ahtreit.com.

Each listener is encouraged to review those reconciliations provided in the press releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction — Monty Bennett

Good morning and thank you for joining us on today’s call.  We are very excited to announce our new Enhanced Return Funding Program agreement between Ashford Inc. and Ashford Hospitality Trust. As the only publicly-traded asset manager focused solely on the hospitality industry, we have multiple paths to growth and have a long-standing track record of expanding existing platforms accretively and producing attractive returns. We have a great franchise and strong platforms, and we are confident that they are getting even better with the introduction of our latest strategic initiative.

As you saw in yesterday’s press releases, we have announced an innovative, mutually beneficial investment structure called Enhanced Return Funding Program, sometimes referred to as “ERFP” or the “Program”, that is expected to materially improve equity returns for new hotel acquisitions at Trust and meaningfully increase assets under management and incremental fees for Ashford Inc.  We believe it has the potential to be a game-changing initiative resulting in incremental value creation for both companies and their shareholders. Nothing like this agreement exists in the publicly-traded real estate space today — it is a novel idea that we believe can redefine what best-in-class hotel investments look like. Given the significance to both companies, we wanted to host today’s joint conference call to provide details and answer questions.

As mentioned in the introduction, on this call we will be walking through a presentation that we have posted on each company’s website.

Turning to slide 4 of the presentation, the ERFP is a $50 million funding commitment from Ashford Inc. designed to produce strong returns on hotel investments at Trust and strong fee growth at Ashford Inc.  It does this in a very simple way.  Ashford Inc. effectively provides capital to Trust in order to lower the amount of equity that Trust has to put into a hotel investment.  That reduction of equity materially improves equity returns to Trust, and in return, Ashford Inc. is paid the incremental fees it customarily receives from Trust and its assets.

The Program provides significant benefits to both companies — we believe it is truly a win / win. It is meant to improve upon and replace the key money concept that we executed upon a few years ago. The investor and research analyst feedback we received in the past few years about key money was that it was an innovative idea, but that they thought it would be more effective if it had bigger scale, was programmatic in its use and sizing, and was repeatable.  We listened very closely to that feedback and both companies and their independent directors have spent many months putting this agreement together with shareholders’ interests in mind.

The ERFP is expected to materially improve equity returns for Trust’s new hotel acquisitions — potentially adding 700 to 1,200 basis points to returns due to the reduction of required equity.  We believe those types of potential return improvements are game changing. Ashford Inc. also can achieve strong potential returns - 35%+ IRR’s over 5 years and 50%+ cash on cash yields in year one. From an earnings perspective, Ashford Inc. estimates that each $10 million of ERFP investments should result in approximately $0.66 of additional Adjusted Net Income per Share in year one.  The $50 million ERFP commitment is expected to go towards the next $500 million of new hotels acquired by Trust.  Both companies have plenty of available capital for this program.  Ashford Inc. currently has approximately $38 million of corporate cash on hand and an undrawn $35 million credit facility that may be upsized to $75 million of capacity, and Trust currently has approximately $286 million of excess corporate cash on hand.

Looking now at the Program’s structure and terms on Slide 5, the ERFP provides for a $50 million commitment of capital from Ashford Inc. for a 2-year term with 1-year renewals as well as the ability to be upsized to $100 million based upon mutual agreement. We believe this is a sizable program that can materially help grow both platforms.  Capital from the Program will be sized to equal 10% of the total acquisition price of each new Trust hotel acquisition.  We believe the predictability of the sizing should help investors underwrite the impact of the ERFP to both companies.  We expect that ERFP funding will be available for each hotel investment that Trust makes for at least the next $500 million of acquisitions.  Similar to our previous key money program, the funding takes the form of purchased furniture, fixture and equipment by Ashford Inc. for use at Trust hotels.

This program is designed to create a Virtuous Cycle — Ashford Inc. provides growth capital to Trust, Trust buys assets and achieves higher equity returns, higher equity returns at Trust lead to potentially higher stock prices, higher stock prices at Trust lead to more accretive growth, more accretive growth leads to more fee streams to Ashford Inc., and more fee streams at Ashford Inc. lead to more ability to provide capital to Trust.  The process then repeats and builds upon itself, creating the Virtuous Cycle. We believe this is truly a win/win.

Bottom line - we believe the ERFP is sizable, predictable, and repeatable.  It is an innovative structure that we believe can drive strong returns at both companies.  I hope that you all can sense the real excitement we have for this new initiative.

I will now turn the call over to Douglas.

Ashford Trust — Douglas Kessler

Thanks, Monty.

Our strategies throughout our 15-year history have consistently focused on ways to create shareholder value.  Many of Trust’s efforts have been economically transformational over the years such as swapping our fixed rate debt to floating, buying back half the company’s stock during the global financial crisis, or taking over large portfolios such as CNL Hotels and Resorts or Highland Hospitality.  I put the Enhanced Return Funding Program in this same category.  I see this Program to be a true game changer — one that we expect to provide us with a significant competitive advantage to improve asset level investment returns and hopefully lead to improved stock price performance.

The highlights of this for Trust are clear, simple, and impactful.  Ashford Inc. has committed to provide up to $50 million to Trust on a programmatic basis. No other REIT (lodging or non-lodging) has a similar offering to improve property acquisition IRRs. Given our approximately 18% insider ownership, we pride ourselves on thinking and acting like owners when it comes to evaluating and implementing strategies, and the ERFP program is another step seeking to enhance our total shareholder return performance relative to our peers.

I’d now like to spend a few minutes sharing with you why we believe the ERFP program is so attractive for Trust shareholders.  Turning to Slide 7, you can clearly see the impact of the Program and how it can make investment returns on our acquisitions even better.  We believe the ERFP program has the potential to enhance 5-year internal rates of return on hotel acquisitions by 700 to 1,200 basis points. This is a material increase above and beyond our targeted mid-teen IRRs. It can help deals with mid-teen returns become deals with potential returns in the mid-twenties. Our assumptions supporting these numbers are in the footnotes.

Let me be clear, we have been very disciplined in our acquisition efforts over the years and this program does not in any way change that level of scrutiny.  We will not grow just for growth’s sake. What this program seeks to accomplish is to turn good deals into great deals.  How does that happen? The ERFP effectively reduces by approximately 33% Trust’s required equity funding into new investments, thereby improving expected returns. And at the same time Trust is paying not one more dollar in fees to Ashford Inc. than it otherwise would have paid on a new hotel acquisition.  In a hotly contested bidding environment for deals today, we see this Program providing Trust with a significant competitive advantage in winning deals at even more accretive returns. We can bid just slightly more if needed to win a deal but then still achieve returns well in excess of what we would have achieved without the ERFP.

Looking ahead, we see this program as very promising given the alignment between Ashford Inc. and Trust, such that in theory it could become even larger in dollar value and more evergreen if proven successful and favorably received by our shareholders.  I can assure you that our focus is on making sure that happens to the best of our ability.

The existence of this program is also timely given market conditions.  It is worth mentioning that the transaction pipeline, while competitive, has increased substantially over the past 30-45 days.  More properties have become available for purchase that fit our focused criteria of full service, upper upscale hotels.  Moreover, our conviction on a more positive lodging market direction is stronger given supply-demand fundamentals and various key economic data points that support our view.  The debt markets remain liquid and attractively priced for hotel financing.  Trust has $286 million of excess corporate cash on its balance sheet and currently has the capital availability to fully implement this program.  An additional benefit of this Program is it lowers Trust’s equity raising requirements substantially compared to the status quo.  All these combined factors make this a very opportune time for the Program.

We believe the Program is structured to substantially enhance shareholder value at Trust.  Turning to slide 8, the Hilton Alexandria Old Town is an excellent first deal to benefit from the ERFP.  We approached the Seller directly after they had previously attempted to sell the property and negotiated directly with them - this was before the ERFP was completed.  We believe that this acquisition stands on its own.  However, with the ERFP we believe the returns are underwritten to be among the highest of any deal in our history.

This is a great opportunity for Trust to acquire a high-quality, well branded full-service asset located in Washington D.C., a market that we know very well.  D.C is our largest market by EBITDA contribution and with this asset we expect that just over 10% of our EBITDA will come from this region.  Driving our interest in this market are favorable macro market factors such as diverse demand generators with business, leisure, and group segments well represented on top of a shrinking supply pipeline that is forecast at 1.7% this year and only 1.1% next year, ranking among the lowest of the top 25 markets and well below the U.S. average.  While D.C. RevPAR growth has recently lagged other top markets, its trend-line is well below its long term average performance which we believe will eventually revert.  This 252-room hotel fits perfectly with our strategy, featuring approximately 12,967 square feet of meeting space and two operated food and beverage outlets. On a trailing 12-month basis, the hotel achieved Occupancy of 85%, Average Daily Rate of $190, and a RevPAR of $161 — which is almost a 30% premium to our current portfolio RevPAR. The property requires no near-term owner capital needs and has benefitted from $9.6 million of recent capital investments, or approximately $38,000 per key.

We see a potential value-add opportunity given that the Hilton management is convertible to a franchise agreement after the sale with no liquidated damages.  In many cases in the past, we have capitalized on these management transition opportunities to put in place our affiliated manager Remington, which time and time again has shown significant outperformance. We intend to close by the end of the month on this acquisition.

On slide 9 you can see some of these potential returns as a result of the ERFP. The property is being acquired for $111 million and consistent with the ERFP, Ashford Inc. is committed to provide $11.1 million to Trust related to this acquisition. With this ERFP funding commitment, the effective trailing twelve-month NOI cap rate of this transaction increases to 8.3% from 7.5% assuming the Program funding were to occur at closing. We view this to be a very favorable metric considering the high quality, high RevPAR, urban location of this well-branded and potentially management unencumbered hotel.

Furthermore, Trust’s equity contribution for this acquisition is reduced by an estimated 38%.  As a result, the Program is projected to meaningfully improve Trust’s estimated leveraged IRR of the acquisition from 18.2% to 29.5%, a 62% increase in returns with over 1,100 basis points in absolute improvement based upon a capital structure including 66% property level debt, corporate preferreds, equity capital, and ERFP funding in year one.  We believe these types of returns are compelling.

In summary, we see substantial upside from the ERFP and specifically in the investment returns from Hilton Alexandria Old Town. We strongly believe that ERFP provides us with a competitive advantage and the potential to meaningfully drive Trust’s performance is significant. With the ability to add an estimated 700 to 1,200 basis points to returns on our future hotels acquisitions, we believe this ERFP agreement is a win-win for both Trust shareholders and the shareholders of Ashford Inc. We are extremely excited about the opportunity in front of us and remain disciplined in our investment approaches with a keen focus on delivering enhanced shareholder value.

I will now turn the call over to Rob.

Ashford Inc. — Rob Hays

Thanks, Douglas.

As we’ve talked about in the past, we believe the long-term success of Ashford Inc. is dependent upon the ability of our REITs to produce strong shareholder returns and grow accretively. We believe this new ERFP program will help accomplish those goals, which has the potential to drive attractive returns to Ashford Inc.

On slide 11, we walk through how ERFP helps accelerate Ashford Inc.’s growth.  On the right side of the slide you can see a summary table that shows an estimate of the annual incremental EBITDA that comes to Ashford Inc. from the various fees streams associated with new hotel assets.  As we continue to grow the services that Ashford Inc. provides, we anticipate incremental EBITDA will grow as well.

Ashford Inc. expects to earn 35%+ internal rates of return on its ERFP investments - we’ll show the math behind this calculation on the next slide shortly.  We are also targeting 50%+ cash on cash yields in year one.  Obviously these are very attractive potential returns to the company.  These returns are driven by higher advisory fees, fees from other products and services, as well as tax benefits that come from the immediate expensing or accelerated depreciation of the furniture, fixture and equipment that Ashford Inc. will be purchasing as part of the ERFP.

In terms of the impact of the Hilton Alexandria Old Town acquisition on our earnings, we estimate that our ERFP investment will result in approximately $0.70 of incremental Adjusted Net Income per Share in year one assuming funding has occurred.   The $0.70 of incremental Adjusted Net Income per Share would represent a 10% increase based on Ashford Inc.’s last four reported quarters of Adjusted Net Income per Share of $6.99.

One additional benefit that Ashford Inc. received as part of this transaction is an update to the base fee calculation which adds some downside protection to its advisory fees if Trust sells assets.  For Ashford Inc. to provide this capital to Trust, it wanted to know that the money would be funding incremental growth.  This updated base fee structure accomplishes this goal while still maintaining the current ability of the fee to be reduced to the extent Trust’s stock price is lower.

Turning to slide 12, we’ve shown a hypothetical $10 million ERFP investment using the midpoint of the incremental EBITDA range from the previous slide. As you can see, assuming these cash flows, tax benefits, 50 percent debt funding (which is consistent with how we anticipate funding the Program), and a 10 times EBITDA multiple, this investment would generate an approximate 37% five year IRR.  We’ve also included a sensitivity table based on different terminal multiple assumptions.  These potential returns are very attractive for Ashford Inc. and show why we are so excited about the implementation of this Program.  We believe it is game changing.

Let’s turn to page 13.  I would like to highlight Ashford Inc.’s sources of capital and how it plans to fund its ERFP investments.  Ashford Inc. has a solid and conservative balance sheet, with approximately $38 million of corporate cash on hand, a $35 million undrawn credit facility (which has the potential to be upsized to $75 million), and $22 million of annual operational cash flows based on annualizing 1st quarter 2018 EBITDA. We believe we have ample capital currently available for ERFP funding. We anticipate funding approximately half of our ERFP investments with debt.  Initially this will be on our credit facility, which is priced at Libor plus 300 to 350 basis points.  We will continue to investigate ways to optimize our debt financing sources as we potentially expand and extend the Program.

In sum, we believe this ERFP initiative is a potentially powerful new growth engine for Ashford Inc.  It can bring more fees, more assets under management, and more accretive deals to Trust - all of which should drive value to Ashford Inc.  As Monty and Douglas mentioned, this is a structure and a program that does not exist anywhere in the real estate or lodging REIT world. We believe it will be a strong competitive advantage for both companies and — as we grow the products and services Ashford Inc. offers — its innovative structure makes these deals even more profitable.  It is an exciting time for our companies.

I will now turn it back to Monty.

Summary — Monty Bennett

Before taking your questions, I’d like to recap that the repeatable, sizable and programmatic structure of ERFP has the potential to drive meaningful growth across both platforms with very attractive potential returns to both companies.  We have the available capital to execute on this strategy today and we are excited to show the investment community what we think this Program can do.  As the graphic on the right side of slide 15 illustrates… we want this to lead to a Virtuous Cycle of mutually beneficial growth and strong alignment between the two companies. Success at Ashford Inc. is dependent upon success in creating value at Trust.

Through ERFP, Ashford Inc. will provide growth capital to Trust, Trust then can buy assets and outperform because of superior potential returns, those higher returns and stock prices can lead to more accretive platform growth, which then leads to more fee streams for Ashford Inc., which leads to more available capital to do ERFP.  If you keep repeating that process you have a Virtuous Cycle.   That is the vision of what we are trying to accomplish with this Program. It is game changing.  As a result, it is an exciting time to be a shareholder of either or both Ashford Trust and Ashford Inc.

That concludes our prepared remarks and we will now open the call up to your questions.